Copeland Capital Management's

Code of Ethics

Introduction

Copeland Capital Management, LLC (hereinafter “Copeland” or “the Company”) is guided in all actions by the highest ethical and professional standards.  Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule,” as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company.  The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients.  All officers, directors, and employees (“associated persons”) are subject to this Code and the procedures outlined in it.  The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons.  Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code.  First, the Company desires to comply with all applicable laws and regulations governing its practice.  We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves.  All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code.  This will serve to inform and educate associated persons regarding appropriate activities.  The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below.  Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

Definitions

“Supervised Person.”  This term includes directors, officers, partners, and employees of the Company, as well as any other person occupying a similar status or performing similar functions.  The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”).  For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code.  The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”.  An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.  All of the firm’s directors, officers, and partners are presumed to be access persons.

“Associated Person.”  For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”.  Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities”.  Such securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable securities”.  Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Guidelines for Professional Standards

•

All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

•

All associated persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately.  Such reports will be held in confidence.

•

Associated persons must place the interests of Advisory Clients first.  All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients.  In addition, associated persons must work diligently to ensure that all clients are treated fairly.  Copeland’s trading policy and procedures address this important issue in more detail.

•

All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

•

Associated persons must avoid taking inappropriate advantage of their positions.  The receipt of investment opportunities, perquisites, or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person.  Associated persons should therefore use caution in these circumstances, and always consult the CCO when in doubt.  Generally, gifts valued over $200 are not permitted to be given or accepted by any associated person.  Political and charitable donations by associated persons are generally not restricted, so long as there is no intent to induce a recipient to engage the Company for services or any other benefit to the Company or the associated person.

•

No associated person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, Investment committee or other appropriate personnel.

•

Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO.  Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

•

Personal transactions in securities by associated persons must be accomplished to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients.  Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment.  The Personal Trading Policies are a part of this Code of Ethics.

•

The Company has adopted Insider Trading Policies, which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.  The Insider Trading Policies are a part of this Code of Ethics.

•

Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

•

When any associated person faces a conflict or potential conflict between their personal interest and the interests of client, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

•

The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed, or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business.  In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.  In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public client information.  Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with Copeland.  The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A.  Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Advisor are prohibited from the following activities:

(a)

trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)

communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B.  Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO.  The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.  Definitions

Material Information.  “Material information” generally includes:

•

any information that a reasonable investor would likely consider important in making his or her investment decision; or

•

any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information.  Information is “non-public” until it has effectively communicated to the market and the market has had time to “absorb” the information.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading.  While the law concerning “insider trading” is not static, it generally prohibits:  (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders.  The concept of “insider” is broad, and includes all employees of a company.  In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes.  Any person associated with the Adviser may be come a temporary insider for a company it advises or for which it performs other services.  Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.  Penalties may include:

•

civil injunctions

•

jail sentences

•

revocation of applicable securities-related registrations and licenses

•

fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•

fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies.  These sanctions may include suspension or dismissal of the person or persons involved.

Personal Trading Policies

A.  General Information

The following policies and procedures apply to all accounts or controlled by an associated person, those accounts owned or controlled by members or the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person has any beneficial interest, such as a trust.  These accounts are collectively referred to as “covered accounts.”  In the event that an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination.  Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B.  Pre-Approval

The Company has determined that it is in the best interest of our clients to require pre-clearance of personal trading in reportable or covered securities (as defined earlier in the Code) by our associated persons, subject to certain exemptions.

No trading in reportable securities is allowed in any covered account until pre-clearance approval has been obtained.  Approval is contingent upon the CCO determining that the contemplated transaction will raise no conflict of interest.  An associated person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request Form (Schedule A) and submit it to the CCO or his designee.  The CCO shall indicate on the form both the date and the time he/she processes the request.  If the trade is not placed or is placed but not executed within the time period noted on the Pre-Clearance Request Form, a new Pre-Clearance Request Form must be processed.

Exemptions from Pre-Approval

(1) Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

•

Direct Obligations of the US Treasury

•

Bankers’ acceptance, Certificates of deposit, commercial paper, and the like

•

Money market fund shares

•

Shares of open end mutual funds, as long as Copeland nor any affiliate serves as the adviser or sub-adviser to the fund

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by Copeland.

(2) Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which an associated person has no discretion if:

(a)

the associated person provides to the CCO a copy of the written contract pursuant to which investment discretion of the account has been delegated in writing to a fiduciary;

(b)

the associated person certifies in writing that she/he will and will not discuss potential investment decisions with the independent fiduciary; and

(c)

the associated person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

NOTE:  Transactions in reportable securities in such accounts shall be reported on a quarterly basis.

(3)  Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

C.  Black-out periods

Trades in any reportable security, including options on such underlying securities, within 3 calendar days before or 3 calendar days after any client account trades or considers trading the same security are prohibited.

Note:  The following are exemptions from the black-out period:

De Minimis Exemption.  A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the Prohibited Trading Period.

Same Day Trade Exemption.  If an associated person requests to make a trade in the same security on the same day through the same broker as client accounts, the associated person’s trade may be made as part of an aggregated block trade with client accounts through the broker.  These broke-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions.  If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or unit (any excluded trades for associated persons will then be subject to the seven calendar day black-out period, unless they meet another exemption).  When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price.  Commissions will be charged to each account (including associated person accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

D. Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B).  PST Report forms shall be circulated by the CCO each quarter.  Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements with transactions clearly marked) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects.  This report shall be reviewed by the CCO (or his or her designee) in a timely fashion.

If no broker is involved in a trade (unbrokered trades) by an associated person, he or she shall provide a transaction report within 10 days of the trade.

E.  Initial and Annual reporting requirements

Within 10 days of beginning employment and annually thereafter, each associated person must provide a list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C).  As indicated on Schedule C, this list must be current as of a date no more than 45 days prior to the date the report is submitted.  Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO.  Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change.

F.  Prohibited and Restricted Transactions

•

Associated persons are prohibited from participating in IPO’s (Initial Public Offerings) without proper pre-clearance.

•

Short sales of securities are prohibited.

•

Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

•

Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged.

•

Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO.  In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPS, she/he must disclose this information to the CCO.

•

Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis.  Any request for such consideration must be submitted by the covered person in writing to the CCO.  Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations to the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the president, chief executive officer, or Board of Directors of the Company.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

(1)

Associates persons who violate the Pre-Clearance Procedures described above shall have personal trading  privileges under these Personal Trading Policies suspended for three months following the discovery of the violation, and may face further discipline for repeated violations; and

(2)

Associated persons who fail to timely submit PST Reports to the CCO as described above shall be fined a minimum of E$100 per offense, and may face further discipline for repeated violations.

Certification

Upon Copeland’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and policies set forth herein.  (Schedules D, E)  Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s) (Schedule F).

Copeland will maintain the following records with regard to this Code:

•

Copies of the original Code of Ethics and all revisions to the Code;

•

Certification from all associated persons regarding their acknowledgement and acceptance of the Code and subsequent revisions;

•

A list, kept current at all times, of all associated persons subject to the Code;

•

Annual representation by each employee regarding his or her holdings in Reportable Securities;

•

Annual representation by each employee listing his or her covered accounts; and

•

Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, reflecting personal securities transactions during the quarter.

Schedule A – Personal Transaction Pre-Clearance Form

COPELAND CAPITAL MANAGEMENT, LLC

PERSONAL SECURITY TRANSACTION APPROVAL FORM

EMPLOYEE NAME: __________________________________________________

TYPE OF SECURITY: (check one)

STOCK

______________

BOND

______________

OPTION

______________

OTHER

______________

NAME OF SECURITY:________________________________________________

CUSIP OR SYMBOL: ________________________________________________

BUY     ___________            SELL  ____________    NUMBER OF SHARES  ______________

BROKERAGE FIRM USED:  __________________________________________

ACCOUNT NUMBER:_____________________________________________

NOTE: PERSONAL TRANSACTIONS OF SECURITIES THAT REQUIRE PRE-APPROVAL REQUIRES THE FOLLOWING:

SIGNATURE OF INVESTMENT COMMITTEE MEMBER:

APPROVED BY:_________________________________

DATE APPROVED:________________________________

APPROVAL IS REQUIRED FOR ALL INDIVIDIUAL STOCK, BOND, OPTION,

WARRANT, RIGHT, CONVERTIBLE AND CLOSED-END FUND TRANSACTIONS, AND IS ONLY GOOD FOR THE DATE APPROVED.

 Schedule B - Quarterly Personal Trading Report and Compliance Acknowledgement

COPELAND CAPITAL MANAGEMENT LLC

PERSONAL SECURITIES TRANSACTIONS REPORT

Under the Company’s Code of Ethics and Personal Trading Policies, you are required to arrange for brokerage statements and confirmations (“Brokerage Reports”) to be sent to the CCO for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your  “Covered Accounts”).  Please answer the following question/provide the following information with respect to your personal trading activity:

Reporting Period:___________ to ____________

Due Date:_________

Name of Individual(s)*: __________________________________________________________

Check one:

____ I had no reportable securities transactions during this quarterly period.

____ I had reportable securities transactions during this quarterly period that were pre-approved (do not need to list).

____ I had the following reportable securities transactions during this quarter that were not pre-approved.

          Price

    Brokerage

           Date      Security    Amount    Action     Per Share     Commission          Firm

 [e.g.: 1/31/09    IBM       100 shs       sold         $100              $50             Merrill Lynch]

   1.  ______________________________________________________________________________

   2.  ______________________________________________________________________________

I have [OPENED / CLOSED] the following account(s) this quarter:  (Please list Account Open/Close Date, Name of Broker, Dealer or Bank, Account Name and Account Number)

_____________________________________________________________________________

_____________________________________________________________________________

I certify that the information I am providing in this Personal Securities Transactions Report is accurate and includes all transactions from all of my brokerage accounts which I am required to report under applicable personal securities transaction reporting rules, a copy of which I have received and understand.  To the best of my knowledge, I have complied with the terms and spirit of those rules.

Signature: ____________________________

        Date: ____________________________

(Please return by ________)

Reviewed By:                          Date:________

   *

List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported by reason of your discretion or beneficial ownership in such securities.

 Schedule C  - Employee Representation of Accounts

Employee Name

____________________________________________________

Employee home address __________________________________________________

   ___________________________________________________

Regulations require that you disclose information to your employer regarding your personal investment activity.  Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (for example, spouse’s accounts, children’s accounts, etc.  – see Code of Ethics or discuss with CCO for clarification).  Please attach a copy of the most recent statement (must be dated within 45 days of your signature below).

Name of Account Custodian

Account number

Registration (Name) on Account

________________________________

_____________________________________

Signature

Date

Schedule D – Annual Certification of Compliance with the Code of Ethics

I certify that during the 12 months preceding the date written below, in accordance with the Company’s Code of Ethics:

1.

I have fully disclosed all accounts and securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.

I have obtained pre-clearance for all transactions as required by the Code of Ethics, including those in IPO’s or private placements in covered accounts.

3.

I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.

I have complied, and will continue to comply, with the Code of Ethics in all other respects.

5.

I have complied, and will continue to comply with, the policies and procedures established by the Company.

____________________________________________

Signature

____________________________________________

Print Name

Dated:_______________________________________

Schedule E – Initial Certification of Compliance with the Code of Ethics

I hereby certify that I have reviewed and understand the Company’s Code of Ethics.  I agree to abide by all provisions of the Code of Ethics, including, without limitation:

1.

I agree to annually disclose all securities holdings in which I have or a member of my immediate family or household has a beneficial interest.

2.

I will obtain any pre-clearance for transactions are required under the Code for securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

3.

I will report, on a quarterly basis, all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements or for which I have received an exception in writing from the CCO.

_______________________________________

Signature

_______________________________________

Print Name

Dated:__________________________________

Schedule F – Certification of Compliance with the Code of Ethics

I hereby certify that I have reviewed and understand the change(s) in the Company’s Code of Ethics.  I agree to abide by all provisions of the Code of Ethics, including without limitation new provisions represented by this change(es).

_______________________________________________

Signature

_______________________________________________

Print Name

Dated:__________________________________________